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Commodity Exchange Traded Notes	Filed pursuant to Rule 433 Registration Statement 333-137902 Dated July 7, 2008

Description

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY), PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the "PowerShares DB Commodity ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index™ (the "Index") which is designed to reflect the performance of certain wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts plus the returns from investing in 3 month United States Treasury Bills. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield™ version of the Index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the Index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History (%)[1]

Source: DB / Bloomberg

Long Index Weights
As Of: 03-Jul-2008
Commodity	Contract Expiry Date	Weight %
Aluminium	19-Nov-2008	9.716
Corn	12-Dec-2008	13.244
Gold	27-Aug-2008	4.28
Gold	29-Oct-2008	2.853
Heating Oil	29-May-2009	23.244
Light Crude	22-Jun-2009	37.365
Wheat	14-Jul-2009	9.299

Short Index Weights
As Of: 03-Jul-2008
Commodity	Contract Expiry Date	Weight %
Aluminium	17-Dec-2008	9.99
Corn	12-Dec-2008	13.72
Gold	29-Dec-2008	7.41
Heating Oil	31-Jul-2008	13.24
Heating Oil	29-Aug-2008	8.83
Light Crude	22-Jul-2008	22.13
Light Crude	20-Aug-2008	14.75
Wheat	12-Dec-2008	9.94

DB Commodity ETN and Index Data
[1]Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. PowerShares DB Commodity ETN hypothetical historical performance is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the repurchase value formula applied to the PowerShares DB Commodity ETNs less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index-Optimum Yield™ and index history for the Short and Double Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index (collectively, the "Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury Bills on a rolling basis.

An investment in the DB Commodity

DB Commodity ETN Symbols

Commodity Double Short	DEE

Commodity Double Long	DYY

Commodity Short	DDP

Commodity Long	DPU

Unit Price at Listing

Commodity Double Short	$25.00

Commodity Double Long	$25.00

Commodity Short	$25.00

Commodity Long	$25.00

Intraday Intrinsic Value Symbols

Commodity Double Short	DEEIV

Commodity Double Long		DYYIV
ETNs involves risks, including possible loss of principal. For a description of the main risks, see “Risk Factors” in the applicable pricing supplement.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

[2]The PowerShares DB Commodity ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Commodity ETNs.

An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement. Not FDIC Insured — No Bank Guarantee — May Lose Value.

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch that are linked to the Index. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Commodity ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB

Commodity Short		DDPIV

Commodity Long		DPUIV

Inception Date		4/28/08

Maturity Date		4/01/38

DB Optimum YieldTM Commodity Index Symbol		DBLCOYER

DB Standard Commodity Index Symbol		DBLCMACL

Risks[2]

•	Non-principal protected
•	Leveraged losses
•	Subject to an investor fee
•	Limitations on repurchase
•	Concentrated exposure to commodities

Benefits

•	Leveraged and short notes
•	Low Cost
•	Intraday access
•	Listed
•	Transparent
•	Tax treatment[3]

Issuer Details

Deutsche Bank AG, London

Branch Long-term Unsecured Obligations**
Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Commodity ETNs is zero, your investment will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Commodity ETNs may not be suitable for all investors.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity Double Short ETN are both leveraged investments. As

S & P Rating	AA

Moody’s Rating	Aal

such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

[3]Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subs idiaries of Invesco Ltd.

An investor should consider the PowerShares DB Commodity ETNs' investment objective, risks, charges and expenses carefully before investing.

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